Exhibit 10.2
AMENDMENT TO THE JETBLUE AIRWAYS CORPORATION 2020 CREWMEMBER STOCK PURCHASE PLAN

This Amendment (the “Amendment”) to the JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan (as amended, the “Plan”), is made effective as of the 17th day of May, 2024, by JetBlue Airways Corporation, a Delaware corporation (the “Company”).
1.Amendment to Section III.A of the Plan. The second sentence of Section III.A of the Plan is deleted in its entirety and replaced with the following:
The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 52,530,985 shares, which shall be submitted to the stockholders for approval, and approved by the stockholders at the May 2024 annual meeting.
2. Continued Effect. Except as set forth herein, the Plan shall remain unchanged and in full force and effect.